Exhibit (h)(3)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS C
ADMINISTRATION AGREEMENT

SCHEDULE A

The Class C of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Long Short Fund

Date: February 28, 2025